Transworld Entertainment
Moderator: Rich Tauberman
1/6/2010 - 10:00 AM ET
Confirmation # 1424431

Transworld Entertainment

Moderator: Rich Tauberman
January 6, 2010
10:00 AM ET

Operator:

Good day, ladies and gentlemen, and welcome to Transworld Entertainment Holiday Sales Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session with instructions following at that time. If anyone requires assistance, please press star then zero on your touchtone telephone. And as a reminder, this conference call is being recorded.

And now your host for today’s conference, Bob Higgins, Chairman and CEO of Transworld Entertainment. Please begin, sir.

Bob Higgins:

Thank you, Tyrone. Good morning. With me today is Jim Litwak, our President and John Sullivan our Chief Financial Officer. During today’s call we will provide you with an overview of our sales performance for the 2009 holiday season.

For the five weeks in December, our comp sales decreased 5%, which is our best performance of the year after declining 14% in November. Our customer transactions for the month were up 3% and our average transactions were down 9%.

For the nine-week period, including November, our comp sales were down 8%. The decline in the nine-week period was driven by declines in video and games, partially offset by an improvement in our music business.

Comp sales in the music category declined 1% in December and represented 31% of our business versus 29% last year. This was driven by stronger new releases than last year and a more aggressive promotional strategy.

Top 50 for December was up 5% with the strongest sellers being Susan Boyle, Alicia Keys, Andrea Bocelli, Lady GaGa, and Justin Bieber. For the nine-week period, music comp sales were down 5%.

Video sales during December declined 8% on a comp basis and represented 42% of our business this year versus 44% last year. The top 50 in December declined 7% with the top sellers being The Hangover, Harry Potter, Family Guy, and Inglorious Bastards. For the nine-week period including November, comp sales declined 10%.

Transworld Entertainment
Moderator: Rich Tauberman
1/6/2010 - 10:00 AM ET
Confirmation # 1424431

Game sales declined 17% for December as we adopted a less promotional stance on key hardware systems while our top 50 software titles declined 35% versus last year. Game mix was 10% versus 11% last year. For the nine-week period, comp sales in games were down 21%.

Comp store sales for our other categories, electronics, accessories, and trend, were up 1% for December and were 17% of our business versus 16% last year. The nine-week comp sales declined 1%.

During the quarter, we are closing 137 stores, which will bring our closings for the year to 161. We will end the year with 553 stores. A key part of our strategy is closing under performing stores as we work to turn the business around.

We expect to finish this year with cash on hand of over $50 million and zero outstanding on our revolving credit facility. The credit facility allows for borrowings of up to $150 million, which will provide more than enough liquidity for operations going forward. We will release our fourth quarter and year-end earnings release on Thursday, March 4, 2010.

At this time I’d like to answer any questions anyone might have. Tyrone, could you open it up for questions please?

Operator:

Thank you, sir. Ladies and gentlemen, if you have a question or comment at this time, please press star then one on your touchtone telephone. Again, if you have a question or comment at this time, please press star then one on your touchtone telephone. Our first question is from David Berman.

David Berman: Bob Higgins: David Berman:

Hey, Bob. How are you doing?

Good, David. How are you?

Good, thanks. I was just wondering if you could give more color to the holiday season? Just share with us more about what your expectations were going into it and how it sort of played out throughout the month and the quarter.

Bob Higgins:

Well, we would have liked to have seen something a little better in the comp basis. We definitely got affected quite a bit, not that we ever like to blame it on weather, but we did get hit with quite a bit of weather. But in general, we felt because of the improvement in December compared to November, was a decent month, however we would have liked to have seen a better performance.

David Berman:	And how was it for the week after -- what is it like after Christmas versus before Christmas?

Bob Higgins:

The after Christmas week was a decent week. And the few days before Christmas were decent. But in general, there was some slowness during the month. Definitely there was slowness when we got whacked with the winter storm that went from Washington all the way up the East Coast.

David Berman: Bob Higgins:	Right, okay. Thank you very much. Thank you, David.

Transworld Entertainment
Moderator: Rich Tauberman
1/6/2010 - 10:00 AM ET
Confirmation # 1424431

Operator:	Thank you. And again, if you have a question please press star then one on your touchtone telephone. And sir, I’m showing no further questions or comments at this time.

Bob Higgins:	Okay. I’d like to thank everybody for their time this morning and we look forward to talking to you on March 4th. Thank you very much. Bye-bye. Thanks, Tyrone.

Operator:	Thank you, sir. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the program. You may now disconnect.